Exhibit 99.1
CROSSOFF HAS AGREED TO ACQUIRE CDI CORPORATE EDUCATION
FROM CORINTHIAN COLLEGES’ CDI DIVISION
Acquisition Will Create Canada’s Largest Provider of Corporate Training
HALIFAX, CANADA — September 22, 2005 — CrossOff Incorporated (TSX:OFF) and Corinthian Colleges, Inc. (NASDAQ:COCO) announced today that they have, directly or through wholly-owned subsidiaries, entered into a definitive agreement whereby CrossOff will purchase substantially all the assets of Corinthian’s corporate training division, CDI Education. CDI Education provides corporate information technology (IT) and business skills training at 14 locations throughout Canada, and had revenues of approximately Cdn$37 million for the fiscal year ending June 30, 2005. Upon completion of the transaction, the operations of CDI Education will be merged with CrossOff’s wholly-owned subsidiary Polar Bear Corporate Education Solutions.
Under the terms of the agreement, which is subject to the approval of CrossOff’s shareholders and other customary conditions, CrossOff will make a cash payment at closing of Cdn$19 million, subject to a working capital adjustment that will be made within 90 days post-closing. CrossOff intends to hold a meeting of shareholders on, or about, October 28, 2005.
This acquisition will allow Polar Bear to benefit from CDI’s expertise in project management and soft skills training, products and services that will now be available to Polar Bear clients across the country.
“This acquisition will position Polar Bear as Canada’s market leader in corporate training and positions us well for international expansion down the road,” said Donnie Snow, President & CEO of CrossOff Incorporated. “CDI is a well established, respected and profitable company with strong customer relationships. We have the utmost respect for their people, their abilities and the overall quality of their team.” Snow added, “CDI gained an early start in the introduction of Project Management, Business Analyst and Business Skills training in corporate Canada and have developed a highly successful product offering. These new product lines represent significant growth opportunities for Polar Bear.”
“CrossOff’s acquisition of CDI Education is beneficial to all parties concerned,” said Jack D. Massimino, chief executive officer of Corinthian Colleges. “It will allow Corinthian to focus exclusively on its core diploma and degree-granting programs, while strengthening CrossOff’s corporate training capabilities. We will work closely with CrossOff to make the transition of CDI Education to Polar Bear as expeditious and seamless as possible.”

The Board of Directors of CrossOff has retained TD Securities Inc. to provide advisory services in relation to the transaction.
CrossOff further announced that the acquisition will be financed through a term debt financing arrangement for gross proceeds of Cdn$20 million. The financing, which is also subject to shareholder and final regulatory approvals, will be secured through an investment group led by Wellington Financial LP which includes existing CrossOff investor VenGrowth Traditional Industries Fund Inc. and other VenGrowth managed funds, and certain Wellington Financial Fund II limited partners. As part of this financing, CrossOff will issue 12% secured debentures with an initial term of 24 months and an option for CrossOff to extend the term for an additional twelve months, subject to CrossOff meeting certain financial conditions. In addition, CrossOff will issue an aggregate of 16,666,667 warrants permitting debenture purchasers to acquire common shares of CrossOff at an exercise price of $0.24 per share purchase warrant for a period of five years.
About CrossOff
CrossOff Incorporated is a Canadian based services company operating in the areas of corporate training and consulting as well as anti-counterfeiting and brand protection. CrossOff is traded on the Toronto Stock Exchange under the ticker symbol OFF. More information is available on the company’s website at www.crossoff.com.
About Polar Bear Corporate Education Solutions
Polar Bear Corporate Education Solutions, a CrossOff company, is one of Canada’s largest corporate training providers with more than 20 facilities coast to coast. With more than 25 years experience in the design and delivery of technology and management training, Polar Bear offers integrated learning methodologies designed to meet the needs of Canadian businesses. More information is available on the company’s website at www.polarbear.com.
About CDI Corporate Education
CDI Education is Canada’s largest provider of workplace learning solutions. CDI provides programs for individuals at all levels of an organization including project managers, business analysts, IT specialists and senior executives. CDI works with some of Canada’s top organizations to identify, design, deliver, and manage learning solutions that support their business objectives.
About Corinthian Colleges, Inc.
Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 94 colleges in 24 states in the U.S. and 35 colleges and 14 corporate training centers in seven provinces in Canada. The Company’s mission is to help students prepare for careers that are in demand or to advance in their chosen career. Corinthian offers diploma programs and master’s, bachelor’s and associate’s degrees in a variety of fields, concentrating on careers in health care, business, criminal justice, transportation maintenance, trades and technology.

The following statement applies to CrossOff: This press release may contain forward-looking statements regarding, among other things, anticipated revenues, earnings and profitability for 2005 and beyond. Such statements involve known and unknown risks, uncertainties, and other factors outside management’s control that could cause actual results to differ materially from those expressed in the forward-looking statements. The statements are not a guarantee of future performance and readers are cautioned not to place undue reliance on forward-looking statements. The Company does not assume responsibility for the accuracy and completeness of the forward-looking statements.
The following statement applies to Corinthian Colleges: Certain statements in this press release may be deemed to be forward-looking statements under the U.S. Private Securities Litigation Reform Act of 1995. Corinthian Colleges, Inc. intends that all such statements be subject to the “safe-harbor” provisions of that Act. Many important factors may cause actual results to differ materially from those discussed in any such forward-looking statements, including possible failure of CrossOff to obtain shareholder approval, the possible failure to occur of the other conditions to the purchase agreement, and the other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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For further information, please contact:
Anne Day
CrossOff Incorporated
(902) 496-6411
aday@crossoff.com
Anna Marie Dunlap
SVP Investor Relations/Corporate Communications
Corinthian Colleges, Inc.
714-424-2678